UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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POZEN Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POZEN® Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, North Carolina 27517

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of common stock, each having a par value of $0.001 per share, of POZEN Inc. (“POZEN” or the “Company”), will be held at 1414 Raleigh Road, Suite 210, Chapel Hill, North Carolina 27517, on May 16, 2006 at 9:00 a.m. Eastern time, to consider and take action with respect to the following:

1.	To elect three Class III directors, each of whom shall serve for a term of three years.

2.	To ratify the appointment of Ernst & Young LLP as POZEN’s independent auditors to audit POZEN’s financial statements for the fiscal year ending December 31, 2006.

3.	To conduct such other business as may properly come before the Annual Meeting or any adjournments thereof.

Holders of common stock of record at the close of business on April 5, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors,

/s/ Helga L. Leftwich
Helga L. Leftwich Secretary

Chapel Hill, North Carolina

Dated: April 12, 2006

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE

AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR

DELIVER YOUR PROXY VIA THE INTERNET PURSUANT TO THE ACCOMPANYING

INSTRUCTIONS IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

POZEN Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, North Carolina 27517

PROXY STATEMENT

Mailed on April 12, 2006

Annual Meeting of Stockholders to be held on May 16, 2006

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of POZEN Inc. (“POZEN”) to be used at the Annual Meeting of the holders of shares of common stock, par value $0.001 per share, of POZEN, to be held on May 16, 2006 and at any adjournment thereof (the “Annual Meeting”). The time and place of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders that accompanies this proxy statement.

The expense of soliciting proxy cards, including the costs of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, proxy statement and proxy card, will be borne by us. In addition to solicitation by mail, we will arrange for brokerage firms and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and we will, upon request, reimburse the brokerage houses and custodians for their reasonable expenses. We or our directors, officers or employees may request by telephone, facsimile or email the return of proxy cards. The extent to which this will be necessary depends on how promptly the stockholders vote. We urge you to vote your shares without delay.

VOTING RIGHTS

Only stockholders as of the close of business on April 5, 2006, the record date fixed by the Board of Directors of POZEN (the “Board”), are entitled to notice of and to vote at the Annual Meeting. As of April 5, 2006, there were 29,160,448 shares of common stock issued and outstanding and no other outstanding classes of voting securities. Each holder of our common stock is entitled to one vote per share on each matter presented at the Annual Meeting.

The presence of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote, in person or represented by duly executed proxies, at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

A plurality of the votes cast by stockholders entitled to vote for the election of directors is required to elect the directors. Cumulative voting for the election of directors is not permitted. The affirmative vote of a majority of the votes cast at the meeting, in person or by duly executed proxies, is required to ratify the appointment of our independent auditors.

Shares of common stock represented by valid proxy cards, completed, duly signed, dated, returned to the Company and not revoked, as well as shares that are properly voted via the Internet, as explained below, will be voted at the Annual Meeting as directed on the proxy. In the election of directors, stockholders may either vote “FOR” all nominees for election or “WITHHOLD” their votes from one or more nominees for election.

Stockholders may vote “FOR”, “AGAINST”, or “ABSTAIN” with respect to the vote to ratify the appointment of our independent auditors. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will be voted “FOR” the election of the nominees for Class III directors named in this proxy statement and “FOR” the ratification of the appointment of the independent auditors named in this proxy statement. Shares that are represented by valid proxy cards or shares that are properly voted via the Internet and that are marked “WITHHELD” with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. Shares that are represented by valid proxy cards or that are properly voted via the Internet and that are marked “ABSTAIN” with regard to the ratification of the appointment of the independent auditors will have the same effect as a negative vote for that proposal. Broker non-votes, which occur when a beneficial owner of shares does not provide his or her bank or broker with voting instructions and the bank or broker does not exercise or does not have discretion to vote the beneficial owner’s shares, will have no effect on the outcome of any of the matters. Such broker non-votes will, however, be counted in determining whether there is a quorum for the Annual Meeting.

Stockholders may vote their shares via the Internet. The law of Delaware, under which POZEN is incorporated, permits electronic voting, provided that each proxy submitted by a stockholder via the Internet contains or is submitted with information from which it can be determined that such proxy was authorized by the stockholder. Submitting a proxy via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. If you vote your shares via the Internet, you are responsible for any Internet access or telephone charges that you may incur.

If you are a stockholder of record, that is, you are listed as a stockholder in the Company’s books and records, you may vote your shares via the Internet at http://www.votestock.com rather than by returning the proxy card that accompanies this proxy statement. Once you access that website, in order to vote your shares, you will be required to provide a login control number contained on your proxy card. After providing this information, you will be prompted to complete an electronic proxy card. Your votes will be indicated on your computer screen and you will be prompted to submit or revise your electronic proxy card as desired.

If you are a beneficial owner of shares, that is, you own your shares through a bank or broker, you should receive from your bank or broker a voting instruction form that outlines the methods by which you can vote your shares. A number of banks and brokers have arranged for beneficial owners to vote their shares via the Internet or telephone, and will provide voting instructions on the voting instruction form. If your bank or broker uses ADP Investor Communication Services, you may vote your shares via the Internet at http://www.proxyvote.com or by phone by calling the telephone number shown on the voting instruction form received from your broker or bank.

The Board does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders. The Delaware General Corporation Law provides that, unless otherwise provided in the proxy and unless the proxy is coupled with an interest, a stockholder may revoke a proxy previously given at any time prior to its exercise at the Annual Meeting. A stockholder who has voted shares by returning a proxy card or by delivering a proxy via the Internet may revoke it at any time before it is exercised at the Annual Meeting by (1) delivering to any of the persons named as proxies on the proxy card, or to us addressed to the Secretary, an instrument revoking the proxy, (2) appearing at the Annual Meeting and voting in person, (3) executing a later dated proxy which is exercised at the Annual Meeting, or (4) casting a later vote via the Internet. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PRINCIPAL STOCKHOLDERS

The stockholders named in the following table are those known to us to be the beneficial owners of 5% or more of our common stock. Unless otherwise indicated, the information is as of March 1, 2006. For purposes of this table, and as used elsewhere in this proxy statement, the term “beneficial owner” means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, shares of our common stock, the power to dispose, or to direct the disposition of, a security or has the right to acquire shares within sixty (60) days. Except as otherwise indicated, we believe that each owner listed below exercises sole voting and dispositive power over its shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned
John R. Plachetka, Pharm.D. POZEN Inc. 1414 Raleigh Road, Suite 400 Chapel Hill, NC 27517	4,267,953	(1)	14.4%

Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	2,550,000	(2)	8.8%

Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	2,126,252	(3)	7.3%

Vector Later-Stage Equity Fund II, L.P. 1751 Lake Cook Road, Suite 350 Deerfield, IL 60015	2,407,847	(4)	8.3%

(1)	This amount reflects ownership by Silver Hill Investments, LLC, John R. Plachetka and Clare A. Plachetka and certain affiliated entities, and consists of (i) 1,157,808 shares owned by Silver Hill Investments, LLC, which is 50% owned by the Family Trust under the John R. Plachetka Irrevocable Trust (the “JRP Family Trust”), 40% owned by John R. Plachetka through his assignee, the Revocable Declaration of Trust, John R. Plachetka, Trustee (the “JRP Revocable Trust”), and 10% owned by his wife, Clare A. Plachetka, through her assignee, the Clare A. Plachetka Revocable Declaration of Trust, Clare A. Plachetka, Trustee (the “CAP Revocable Trust”); (ii) 2,235,962 shares owned by the JRP Revocable Trust; (iii) 263,770 shares owned by the CAP Revocable Trust; (iv) 22,631 shares owned by the JRP Family Trust; (v) 15,328 shares held by two of John R. Plachetka’s daughters which shares he may be deemed to beneficially own, but for which he disclaims beneficial ownership; and (vi) 572,454 shares of common stock issuable pursuant to options and restricted stock units granted to John R. Plachetka exercisable within 60 days. John R. Plachetka and Clare A. Plachetka claim shared voting and dispositive power as to the shares set forth in (i) through (iv) above.
(2)	Based on information disclosed on a report on Schedule 13G filed with the SEC on February 14, 2006 with respect to ownership as of December 31, 2005 by Columbia Wanger Asset Management, L.P. (“WAM”) and WAM Acquisition GP, Inc. (“WAM Acq.”), WAM has sole voting and dispositive power of 2,550,000 shares and WAM Acq. shares voting and dispositive power with respect to 2,550,000 shares. As reported on the Schedule 13G, the 2,550,000 shares include shares held by Columbia Acorn Trust (“Columbia”), a Massachusetts business trust that is advised by WAM and which holds 8.3% of POZEN’s common stock. We have been unable to identify the natural person or group of natural persons of this stockholder that have investment and voting control over our securities and have relied upon the information disclosed on a report on Schedule 13G/A filed with the SEC on February 14, 2006.
(3)	Based on information disclosed on a report on a Schedule 13G filed with the SEC on January, 26, 2006 with respect to ownership as of December 31, 2005 by Barclays Global Investors, N.A. (“Barclays Investors”), Barclays Global Fund Advisor (“Barclay Advisors”) and related entities, Barclays Investors has sole voting power of 1,374,506 shares and sole dispositive power of 1,581,513 shares and no voting or dispositive power over the remaining shares; Barclays Advisors has sole voting and dispositive power of 544,739 shares and no voting or dispositive power over the remaining shares. We have been unable to identify the natural person or group of natural persons of this stockholder that have investment and voting control over our securities and have relied upon the information disclosed on a report on Schedule 13G filed with the SEC on January 26, 2006.
(4)

Based on information disclosed on a report on Schedule 13G/A filed with the SEC on March 6, 2006 with respect to ownership as of December 31, 2005 by Vector Later-Stage Equity Fund II, L.P. (“VLSEF”), Vector Later-Stage Equity Fund II (QP), L.P. (“VLSEF QP”), Vector Fund Management II, L.L.C. , the general partner of VLSEF and VLSEF QP (“VFM”), D. Theodore Berghorst, an officer and director of VFM (“Berghorst”), Barclay A. Phillips, a director of VFM (“Phillips”), Douglas Reed, a director of VFM (“Reed”), Mark Flower (“Flower”), Deborah Berghorst, Trustee FBO Berghorst 1998 Dynastic Trust (the “Trust”), Thomas C. Dorn (“Dorn”), Elisa J. Eubanks (“Eubanks”) and Kathleen M. Stanley (“Stanley”), this amount consists of (i) 1,785,405 shares as to which VFM, Berghorst, Phillips and Reed claim shared voting and dispositive power, including 1,339,054 shares as to which VLSEF QP claims shared voting and dispositive power and 446,351 shares as to which VLSEF claims shared voting and dispositive power and (ii) 484,692 shares as to which Berghorst claims sole voting and dispositive power. As reported on the Schedule 13G/A filed with the SEC on March 6, 2006, these 2,270,097 shares do not include: (i) 125,000 shares as to which the Trust claims sole voting and dispositive power (and as to which Berghorst may bee deemed beneficial owner as advisor for the Trust); (ii) 19,500 shares as to which Reed claims sole voting and dispositive power, (iii) 5,950 shares as to which Phillips claims sole voting and dispositive power; (iv) 1,000 shares as to which Flower claims sole voting and dispositive power; (v) 13,000 shares as to which Dorn claims sole voting and dispositive power; (vi) 300 shares as to which Eubanks claims sole voting and dispositive power; or (vii) 3,000 shares as to which Stanley claims sole voting and dispositive power.

STOCK OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

The following table and notes thereto set forth information with respect to the beneficial ownership of shares of our common stock as of March 1, 2006 (except as otherwise indicated below) by each of our directors and nominees, each executive officer named by us in the Summary Compensation Table (the “Named Executive Officers”) and, as a group, by our directors and executive officers, based upon information furnished to us by such persons. Except as otherwise indicated, we believe that each beneficial owner listed below exercises sole voting and dispositive power.

	Beneficial Ownership as of March 1, 2006
Name of Beneficial Owner (1)	Number of Shares		Percentage of Common Stock
John R. Plachetka, Pharm.D.	4,267,953	(2)	14.4%
Kristina M. Adomonis	193,750	(3)	*
W. James Alexander, M.D.	60,655	(4)	*
James R. Butler	25,000	(5)	*
William L. Hodges	29,812	(6)	*
Arthur S. Kirsch	8,333	(7)	*
Kenneth B. Lee, Jr.	31,251	(8)	*
James J. Mauzey(9)	—		*
Donald H. Namm, Ph.D.(10)	—		*
Marshall E. Reese, Ph.D.	25,000	(11)	*
Paul J. Rizzo	77,500	(12)	*
Bruce A. Tomason	126,960	(13)	*
Peter J. Wise, M.D.	474,464	(14)	1.6%
Ted G. Wood	98,480	(15)	*
All current directors and executive officers as a group (15 persons)	5,601,397	(16)	18.4%

*	Less than 1%
(1)	Unless otherwise set forth herein, the street address of the named beneficial owners is c/o POZEN Inc., Suite 400, 1414 Raleigh Road, Chapel Hill, North Carolina 27517.
(2)	Consists of (i) 1,157,808 shares owned by Silver Hill Investments, LLC, which is 50% owned by the JRP Family Trust, 40% owned by John R. Plachetka through the JRP Revocable Trust, and 10% owned by his wife, Clare A. Plachetka, through her assignee, the CAP Revocable Trust; (ii) 2,235,962 shares owned by the JRP Revocable Trust; (iii) 263,770 shares owned by the CAP Revocable Trust; (iv) 22,631 shares owned by the JRP Family Trust; (v) 65,423 shares held directly; (vi) 15,328 shares held by two of John R. Plachetka’s daughters, which shares he may be deemed to beneficially own, and (vii) 572,454 shares issuable pursuant to options and restricted stock units exercisable within 60 days.
(3)	Includes 143,750 shares of common stock issuable pursuant to options exercisable within 60 days.

(4)	Includes 59,375 shares of common stock issuable pursuant to options exercisable within 60 days.
(5)	Includes 20,000 shares of common stock issuable pursuant to options exercisable within 60 days. Mr. Butler has resigned from the Board, effective as of the date of the Annual Meeting.
(6)	Includes 23,312 shares of common stock issuable pursuant to options exercisable within 60 days.
(7)	Consists of 8,333 shares of common stock issuable pursuant to options exercisable within 60 days.
(8)	Consists of 31,251 shares of common stock issuable pursuant to options exercisable within 60 days.
(9)	Mr. Mauzey became a director in March 2006.
(10)	Dr. Namm became a director in March 2006.
(11)	Consists of 25,000 shares of common stock issuable pursuant to options exercisable within 60 days.
(12)	Includes 37,500 shares of common stock issuable pursuant to options exercisable within 60 days.
(13)	Includes 70,000 shares of common stock issuable pursuant to options exercisable within 60 days.
(14)	Includes 70,000 shares of common stock issuable pursuant to options exercisable within 60 days.
(15)	Includes 96,980 shares of common stock issuable pursuant to options exercisable within 60 days. Mr. Wood has resigned from the Board, effective as of the date of the Annual Meeting.
(16)	Includes 1,332,944 shares of common stock issuable pursuant to options and restricted stock units exercisable within 60 days and 174,989 shares of common stock issuable pursuant to options exercisable within 60 days and owned by John E. Barnhardt, Vice President of Finance and Administration.

PROPOSAL 1

NOMINATION AND ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that our Board shall consist of not less than three or more than fifteen members, divided into three Classes: Class I, Class II and Class III. Each director serves for a three-year term, with one class of directors being elected at each Annual Meeting. Three directors are currently serving in each of Class II and Class III. Four directors are currently serving in Class I; however, two of our Class I directors, Ted G. Wood and James R. Butler, have notified us of their resignations from the Board, effective as of the date of the Annual Meeting. There is no disagreement between Messrs. Wood and Butler and POZEN on any matter relating to our operations, policies or practices. Our Board is authorized to increase or decrease the total number of directors within the three to fifteen range as well as the number of directors in each class. We anticipate that the Board will be decreased to eight members immediately following the Annual Meeting.

The three directorships expiring this year are Class III directorships, currently filled by John R. Plachetka, Pharm.D., our chairman, president and chief executive officer, Peter J. Wise, M.D., our vice-chairman, and James J. Mauzey. Upon the recommendation of the Nominating/Corporate Governance Committee of the Board, the Board has nominated Dr. Plachetka, Dr. Wise and Mr. Mauzey as nominees for election at this Annual Meeting to serve as Class III directors; their terms will expire in 2009. Mr. Mauzey was elected by the Board in March 2006 to fill a vacancy resulting from an increase by the Board in the size of the Board, and is being nominated for election by our stockholders for the first time at this Annual Meeting. Mr. Mauzey was recommended for initial membership on the Board by the Nominating/Corporate Governance Committee of the Board.

Each of the nominees for election at this Annual Meeting has informed us that they are willing to serve for the term to which each of them is nominated, if elected. If one of the nominees for director should become unavailable for election or is unable to serve as a director, the shares represented by proxies voted in favor of that nominee will be voted for any substitute nominee that may be named by the Board.

Set forth in the table below is certain information about each the nominees for election as Class III directors, as well as those members of the Board whose terms will extend beyond the Annual Meeting, including each director’s age and length of service as a director of POZEN, principal occupation and business experience for at least the past five years and the names of other publicly held companies on whose boards the director serves. There are no family relationships among any of our directors, nominees for director and executive officers.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships

Nominees for Election – Terms Expiring in 2009 (Class III Directors)

John R. Plachetka, Pharm.D.	52	1996	Chairman of the Board of POZEN since January 2001, co-founder of POZEN and President and Chief Executive Officer of POZEN since 1996; Vice President of Development at Texas Biotechnology Corporation from 1993 to 1995.

James J. Mauzey(1)	57	2006	Retired since July 2004; President and Chief Executive Officer of Bertek Pharmaceuticals Inc., a pharmaceutical products company and division of Mylan Laboratories, from October 2000 through July 2004; Chief Executive Officer of Innovex Worldwide, a division of Quintiles Transnational Corporation from 1999 to 2000. From 1997 to 2003, served as a director of OraPharma, Inc., a public specialty pharmaceutical company acquired by Johnson & Johnson in 2003.

Peter J. Wise, M.D. (2)	71	1996	Retired since 1996; Vice Chairman of the Board of POZEN since January 2001; co-founder of POZEN; acted in an advisory capacity to POZEN from 1996 to 2000; President and Chief Operating Officer of Pharmaceutical Product Development, Inc., a pharmaceutical services and development company, from 1993 to 1996.

Directors Whose Terms Expire in 2007 (Class I Directors)

Donald H. Namm, Ph.D. (2)	66	2006	Principal in BWA Consulting LLC, a consulting firm providing advisory and related services to biotech and pharmaceutical companies, since 1995; Vice President, Cardinal Capital Management, an investment advisory firm, from 1995 to 2004; held a variety of scientific and executive positions with Burroughs Wellcome Co., from 1969 to 1995.

Paul J. Rizzo(2)	78	2002	Chairman of the board of directors and partner of Franklin Street Partners, an investment firm, since 1990; Dean of the Kenan-Flagler School of Business at the University of North Carolina at Chapel Hill between 1987 and 1992; Vice Chairman of the board of directors of IBM Corporation from 1983 to 1987 and from 1993 to 1994. Serves on the boards of the following public companies: Cox Enterprises Inc. and The Maersk Company Limited.

Name	Age	Director Since	Principal Occupation, Other Business Experience During Past Five Years and Other Directorships

Directors Whose Terms Expire in 2008 (Class II Directors)

Arthur S. Kirsch (1) (3)	54	2004	Managing Director - Partner, Savvian, LLC (formerly Perseus Group, LLC), an investment bank, since June 2005; founding member and Managing Director of Vector Securities, LLC, an investment and merchant banking firm, from 2001 to May 2005; Managing Director and Head of Healthcare Research and Capital Markets of Prudential Vector Healthcare Group, a unit of Prudential Securities, Inc., a full-service brokerage firm, from 1999 to 2001; Director, Equity Research of Vector Securities International, Inc., an investment banking firm, from 1995 to 1999.

Kenneth B. Lee, Jr. (1) (3)	58	2002	Lead independent director of POZEN since 2005. Independent consultant since June 2002 and general partner of Hatteras BioCapital, LLC (formerly BioVista Capital, LLC), the general partner of Hatteras BioCapital Fund, L.P., a venture capital fund focusing on life sciences companies, since 2003; President of A.M. Pappas & Associates, a venture capital firm, between January 2002 and June 2002; Partner of Ernst & Young LLP from 1982 through 2000; Partner of Ernst & Young Corporate Finance LLC from 2000 to 2001; Managing Director of Ernst & Young’s Health Sciences Corporate Finance Group from 2000 to 2001. Serves on the boards of the following public companies: CV Therapeutics Inc., Abgenix, Inc. and Inspire Pharmaceuticals Inc., for which he serves as chairman of the board of directors.

Bruce A. Tomason(2) (3)	58	1997	Chief Executive Officer of Alterna, LLC, a branded over-the-counter medicine company, since April 2004; President of Apollo Capital Corporation, a healthcare investment banking and venture capital company, between 1991 and 2003.

(1)	Member of Compensation Committee.
(2)	Member of Nominating/Corporate Governance Committee.
(3)	Member of Audit Committee.

Vote Required for Election

The receipt of a plurality of the votes cast by stockholders entitled to vote in the election of directors is required for the election of each of the nominees as a Class III director of POZEN listed above.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Independence of Directors

All the members of our Board are independent as defined by the Nasdaq listing standards, with the exception of Dr. John R. Plachetka, our chairman, president and chief executive officer.

Meetings

Our Board held seven meetings of the Board during the year ended December 31, 2005. During the year, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board held during the period he served as a director and (ii) the total number of meetings held by any committee of the Board on which he served. It is the policy of our Board that directors attend our annual meetings of stockholders. All of our directors attended our 2005 Annual Meeting of Stockholders held on May 17, 2005.

Executive Sessions; Lead Independent Director

Our directors who are independent as defined by the Nasdaq listing standards meet in executive session without management or our president and chief executive officer present, at every regularly scheduled Board meeting. Since 2004, the Board has designated a lead independent director who acts as the leader of the independent directors and as chairperson of the executive sessions of our independent directors, serves as a non-exclusive intermediary between the independent directors and management, including our Chairman, President and Chief Executive Officer, provides input to the Chairman in planning agendas for Board meetings and facilitates discussions among the independent directors as appropriate between Board meetings. Mr. Lee is currently serving as our lead independent director.

Committees of the Board

Our Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. These committees, their principal functions and their respective memberships are described below.

Audit Committee

The current members of the Audit Committee are Mr. Tomason, who serves as Chairman, Mr. Lee and Mr. Kirsch. Each of the members of the Audit Committee is independent as defined by the Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules applicable to audit committee members. Our Board has determined that each also qualifies as an audit committee financial expert as defined by the SEC.

The Audit Committee oversees our financial reporting process and system of internal control over financial reporting, and selects and oversees the performance of, and approves in advance the services provided by, our independent auditors. The Audit Committee provides an open avenue of communication among our independent auditors, financial and senior management and the Board. The Audit Committee meets regularly with our independent auditors without management present, and from time to time with management in separate private sessions, to discuss any matters that the Committee or these individuals believe should be discussed privately with the Audit Committee, including any significant issues or disagreements that may arise concerning our accounting practices or financial statements.

The Audit Committee held six meetings during the year ended December 31, 2005. The Audit Committee has reviewed its charter and determined that it continues to be adequate and no modifications are necessary. A copy of the Audit Committee’s charter is posted on our website at www.pozen.com. The Audit Committee Report is included below.

Compensation Committee

The current members of the Compensation Committee are Mr. Lee, Mr. Kirsch and Mr. Mauzey. Mr. Lee serves as Chairman of the Compensation Committee. Mr. Wood and Mr. Butler each served on the Compensation Committee until they resigned from the Compensation Committee in March 2006, in connection with their planned resignation from the Board effective as of the date of the Annual Meeting. Mr. Wood served as Chairman of the Compensation Committee until his resignation. Each of the current members of the Compensation Committee, as well as Messrs. Wood and Butler, is independent as defined by Nasdaq listing standards.

The Compensation Committee’s principal responsibilities include reviewing POZEN’s overall compensation philosophy and the adequacy and market competitiveness of our compensation plans and programs, evaluating the performance of and reviewing and approving compensation for our executive officers and evaluating and recommending director compensation. The Compensation Committee also administers our equity-based and other incentive plans, including assuming responsibility for granting, or delegating as appropriate the authority for granting, and making decisions with respect to, awards under our equity compensation and other incentive plans.

The Compensation Committee held sixteen meetings during the year ended December 31, 2005. A copy of the Compensation Committee’s charter is posted on our website at www.pozen.com. The Compensation Committee Report on Executive Compensation is included below.

Nominating/Corporate Governance Committee

The current members of the Nominating/Corporate Governance Committee (the “Governance Committee”) are Mr. Rizzo, who serves as Chairman, Mr. Tomason, Dr. Wise and Dr. Namm. Mr. Butler served on the Governance Committee until he resigned from the Governance Committee in March 2006, in connection with his planned resignation from the Board effective as of the date of the Annual Meeting. Each of the members of the Governance Committee, as well as Mr. Butler, is independent as defined by Nasdaq listing standards.

The Governance Committee assists the Board in fulfilling its responsibilities regarding the oversight of the composition of the Board and other corporate governance matters. Among its other duties, the Governance Committee evaluates nominees and reviews the qualifications of individuals eligible to stand for election and reelection as directors and makes recommendations to the Board on this matter; oversees compliance with our Code of Business Conduct and Ethics; reviews and approves related party transactions; recommends and advises the Board on certain other corporate governance matters; and oversees the Board’s performance evaluation process.

The Governance Committee held four meetings during the year ended December 31, 2005. A copy of the Governance Committee’s charter is posted on our website at www.pozen.com.

Evaluation and Identification of Director Nominees. The Governance Committee considers a number of factors in identifying and evaluating director nominees. While all nominees should have the highest personal integrity, meet any regulatory qualifications and have a record of exceptional ability and judgment, the Board relies on the judgment of members of the Governance Committee, with input from our Chairman, President and Chief Executive Officer, to assess the qualifications of potential Board nominees with a view to the contributions that they would make to the Board and to POZEN. Because our Board believes that its members should ideally reflect a mix of experience and other qualifications, there is no rigid formula. In evaluating potential candidates, however, the Governance Committee will consider, among others things, the degree to which a potential candidate fulfills a current Board need (e.g., the need for an audit committee financial expert), as well as the candidate’s ability and commitment to understand POZEN and its industry and to devote the time necessary to fulfill the role of director (including, without limitation, regularly attending and participating in meetings of the Board and its Committees). In considering potential candidates, the Governance Committee will consider the overall competency of the Board in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) business strategy; (vii) crisis management, and (viii) corporate governance. In addition, the Governance Committee may consider other factors, as appropriate in a particular case, including, without limitation, the candidate’s (i) sound business and personal judgment; (ii) diversity of origin, experience, background and thought; (iii) senior management experience and demonstrated leadership ability; (iv) accountability and integrity; (v) financial literacy; (vi) industry or business knowledge, including science, technology, and marketing acumen; (vii) the extent, nature and quality of relationships and standing in the research and local communities; (viii) in connection with nominees to be designated as “independent” directors, “independence” under regulatory definitions, as well as in the judgment of the Governance Committee; (ix) independence of thought and ideas; and (x) other board appointments and service.

The Governance Committee considers recommendations for nominations from a variety of sources, including members of the Board, business contacts, community leaders and members of management. As described below, the Governance Committee will also consider stockholder recommendations for Board nominees. The Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board, management, stockholders or others.

Stockholder Director Nominee Recommendations. The Governance Committee will consider director nominees recommended by stockholders. Stockholders who wish their proposed nominee to be considered by the Governance Committee for nomination at our next annual stockholders’ meeting should submit information about their nominees by no later than 120 days prior to the one year anniversary of the mailing of the proxy statement for our most recent annual meeting of stockholders. Stockholders who wish to recommend a nominee should submit the following information in writing to the Chairman of the Governance Committee, c/o POZEN Inc., 1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina 27517:

•	the name of the candidate and the information about the individual that would be required to be included on a proxy statement under the rules of the SEC (including without limitation such individual’s qualifications, experience, background and share ownership, if any);

•	information about the relationship between the candidate and the nominating stockholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the nominating stockholder beneficially owns and the length of time the shares have been owned.

Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Governance Committee or the Board, by following the procedures set forth in our bylaws as described at “Certain Deadlines for the 2007 Annual Meeting” in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or compensation committee. None of the members of our compensation committee has ever been our employee or one of our officers.

Stockholder Communications to the Board of Directors

Stockholders may send communications to our Board in writing, addressed to the full Board of Directors or a specific committee of the Board, c/o Director, Investor Relations, 1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina 27517, telephone 919-913-1030, email investors@pozen.com.

Code of Ethics

We have adopted a Code of Business Ethics and Conduct that applies to our employees (including our principal executive officer, chief financial officer and other members of our finance and administration department) and our directors. Our Code of Business Ethics and Conduct is posted on our website at www.pozen.com.

COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

Compensation of our Directors

We reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending our Board and Committee meetings. We also pay each of our non-employee directors a fee for each Board and Committee meeting attended, which currently is $1,500 for each Board meeting attended in person and $750 if attendance is by telephone, and $750 for each Committee meeting attended, whether in person or by telephone. Each of our non-employee directors receives an annual retainer of $10,000 for service as a director. The Chairman of our Audit Committee receives an additional annual retainer of $5,000; other committee chairmen receive an additional annual retainer of $2,500. These fees for attendance at committee meetings and annual retainers were approved by our Board in March 2003.

Each of our non-employee Board members receives annually options to purchase 20,000 shares of common stock for their services as directors, granted in each calendar year on or before the date of the initial Board meeting in that calendar year and vesting annually over four years, subject to the director’s continued service as a director. A new director who joins our Board receives as an initial grant an option to purchase a pro-rated portion of 20,000 shares of common stock, based on the number of months such director serves during that initial year. This initial grant also vests annually over four years, subject to the director’s continued service as a director.

Compensation of our Executive Officers

Summary of Compensation. The following table summarizes the compensation paid to or earned during the last three fiscal years by our chief executive officer and each of our four other most highly compensated executive officers (the “Named Executive Officers”).

Summary Compensation Table

	Year	Annual Compensation			Long Term Compensation
Name and Principal Position During 2005		Salary	Bonus(1)	Other Annual Compen- sation(2)	Restricted Stock Awards ($)		Securities Underlying Options	LTIP Payouts	All Other Compen- sation(3)
John R. Plachetka, Pharm.D.,	2005	$412,969	$258,426	—			248,844	—	$14,000
President and Chief	2004	$395,560	$205,100	—	$1,201,172	(4)	200,000	—	$8,000
Executive Officer	2003	$374,920	$300,000	—	—		187,500	$1,000,000	$6,000
Kristina M. Adomonis,	2005	$218,554	$76,661	—	—		70,155	—	$14,000
Senior Vice President,	2004	$212,140	$117,061	—	—		100,000	—	$6,500
Business Development	2003	$201,828	$161,000	—	—		75,000	—	$6,000
W. James Alexander, M.D.(5),	2005	$282,508	$123,200	—	—		79,711	—	$14,000
Senior Vice President,	2004	$282,440	$56,000	—	—		—	—	$8,000
Product Development	2003	$28,385	—	—	—		100,000	—	—
William L. Hodges(6),	2005	$236,892	$93,916	—	—		66,645	—	$14,000
Chief Financial Officer,	2004	$96,732	$38,312	—	—		80,000	—	$8,000
Senior Vice President,	2003	—	—	—	—		—	—	—
Finance and Administration
Marshall E. Reese, Ph.D.(7),	2005	$292,597	$116,000	—	—		43,719	—	$14,000
Executive Vice President,	2004	$61,129	—	—	—		100,000	—	$8,000
Product Development	2003	—	—	—	—		—	—	—

(1)	Bonuses are reported in the year earned, even if actually paid in a subsequent year. Bonuses earned in 2005 were paid in January 2006.
(2)	Excludes perquisites and other personal benefits where the aggregate annual amount received by each officer was below the lesser of $50,000 or 10% of the salary and bonus reported.
(3)	Represents the employer-matching portion of a defined contribution 401(k) pension plan.

(4)	Represents the value on date of grant of 98,135 restricted stock units granted under our 2000 Equity Compensation Plan, as amended and restated, to our Chairman, President and Chief Executive Officer, calculated based on the closing price of our common stock as reported on NASDAQ on May 4, 2004. The restricted stock units vest in three equal installments on January 1, 2005, 2006 and 2007 and in the event of a change of control, in accordance with the terms of the Equity Compensation Plan, and are payable in shares of common stock, to the extent vested, when Dr. Plachetka ceases to be employed by, or provide service to, POZEN. Dividends will not be paid on the restricted stock units; however, the number and kind of restricted stock units may be appropriately adjusted in the event of a stock split, stock dividend or other change in capitalization of POZEN. At December 31, 2005, the number and dollar value (calculated based on the closing price of our common stock as reported on NASDAQ on December 30, 2005) of the aggregate restricted stock units for Dr. Plachetka were: 98,135 units; $941,115.
(5)	Dr. Alexander’s employment with the Company began in November 2003, and the figures in the table above for 2003 reflect only compensation paid to him from his hire date through December 31, 2003.
(6)	Mr. Hodges’ employment with the Company began in August 2004, and the figures in the table above for 2004 reflect only compensation paid to him from his hire date through December 31, 2004. Mr. Hodges was paid $5,160 for his services as a consultant to the Company during July 2004 prior to his employment by the Company.
(7)	Dr. Reese’s employment with the Company began in November 2004, and the figures in the table above for 2004 reflect only compensation paid to him from his hire date through December 31, 2004.

Stock Options. The following table provides information related to options for shares of our common stock granted to the Named Executive Officers during 2005:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/share)	Expiration Date (1)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
						5%	10%
John R. Plachetka, Pharm.D.	140,625		11.2%	$7.06	1/3/15	$1,203,905	$2,505,092
	108,219	(3)	8.6%	$7.06	1/3/15	$926,474	$1,927,812
Kristina M. Adomonis	37,500		3.0%	$7.06	1/3/15	$321,041	$668,025
	32,655	(3)	2.6%	$7.06	1/3/15	$279,563	$581,716
W. James Alexander, M.D.	37,500		3.0%	$7.06	1/3/15	$321,041	$668,025
	42,211	(3)	3.4%	$7.06	1/3/15	$361,373	$751,946
William L. Hodges	31,250		2.5%	$7.06	1/3/15	$267,534	$556,687
	35,395	(3)	2.8%	$7.06	1/3/15	$303,020	$630,526
Marshall E. Reese, Ph.D.	43,719	(3)	3.5%	$7.06	1/3/15	$374,283	$778,810

(1)	With the exception of the option grants made under the Trexima incentive program described in footnote (3) below, each of these options becomes exercisable in equal annual installments of one-fourth each with the initial vesting date occurring on the first anniversary of the grant date and continuing on the next three anniversary dates thereafter. Each option has a term of ten years.
(2)	The dollar amounts under these columns are the results of calculations at assumed annual rates of stock price appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of our stock price.

(3)	Granted under the Trexima incentive program, as described in the Compensation Committee Report on Executive Compensation included in this proxy statement. The options granted under the Trexima incentive program have a ten-year term and an exercise price equal to the closing price of the common stock as reported on NASDAQ on the date of grant, and vest in full upon the later to occur of January 3, 2007 or the receipt by POZEN of FDA approval of Trexima; provided, however, that 25% of each such option will be forfeited if such FDA approval does not occur prior to June 30, 2007, and 100% of each such option will be forfeited if FDA approval does not occur on or before December 31, 2007.

Option Exercises. The following table provides information related to any stock options for shares of our common stock exercised by the Named Executive Officers during 2005 and certain information about unexercised options held by the Named Executive Officers at December 31, 2005:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values (1)

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End Exercisable/ Unexercisable			Value of Unexercised In-the-Money Options at FY-End Exercisable / Unexercisable (2)
John R. Plachetka, Pharm.D.	62,728	$440,000	401,563	/	516,031	$1,133,234	/	$1,145,903
Kristina M. Adomonis	—	—	90,625	/	192,030	$123,844	/	$301,336
W. James Alexander, M.D.	—	—	50,000	/	129,711	—	/	$201,669
William L. Hodges	4,500	$7,830	15,500	/	126,645	$51,925	/	$369,612
Marshall E. Reese, Ph.D.	—	—	25,000	/	118,719	$17,750	/	$163,859

(1)	All share numbers and exercise prices reflect the 1.349-for-1 split of our common stock effected on October 6, 2000.
(2)	“In-the-money” options are options whose base (or exercise) price was less than the market price of the common stock at December 31, 2005. The value of such options is calculated based on a stock price of $9.59, which was the closing price of our common stock as reported on NASDAQ on December 30, 2005.

Equity Compensation Plans

The following table provides information with respect to our compensation plans under which equity compensation is authorized as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	3,735,992	$7.59	1,494,291
Equity compensation plans not approved by security holders	—	—	—

Total	3,735,992	$7.59	1,494,291

(1)	Excludes 98,135 restricted stock units issued under our 2000 Equity Compensation Plan, as amended and restated, to our president and chief executive officer.

Employment and Change of Control Arrangements

John R. Plachetka: On March 14, 2006, we entered into an employment agreement with Dr. John R. Plachetka, pursuant to which he will continue to serve as our Chairman, President and Chief Executive Officer. The agreement amends and restates an earlier employment agreement with Dr. Plachetka dated July 25, 2001. The agreement has an initial term of three years and automatically renews for successive one year periods thereafter unless either party provides at least six months’ notice of its intention not to renew the agreement. Under the agreement, Dr. Plachetka is entitled to an annual base salary of at least $462,000 effective as of January 1, 2006. Annual increases, if any, will be made based on performance and in the sole discretion of the Board of Directors or the Compensation Committee. Under the terms of the agreement, Dr. Plachetka is eligible to receive an annual cash incentive bonus, based on performance, payable in the discretion of the Compensation Committee, with a targeted amount of sixty-five percent (65%) of Dr. Plachetka’s annual base salary. Dr. Plachetka is also eligible to receive annual awards under a long-term incentive program with a target value of $1,700,000 for the first year of the agreement, subject to annual review by the Compensation Committee. Awards under the long-term incentive program are based on performance and made in the discretion of the Compensation Committee. The agreement also provides for the payment by the Company of certain life and disability insurance premiums and the reimbursement of certain estate, tax and legal expenses relating to the agreement, and expenses relating to the establishment and administration of a Rule 10b5-1 securities selling program, incurred by Dr. Plachetka, up to a maximum reimbursement of $45,000 per year.

If Dr. Plachetka’s employment is terminated due to death or disability, he will be entitled to receive, conditioned on his or his heirs’ execution of a general release of claims with POZEN, a pro-rata share of the average of the annual cash bonuses paid to him during the two preceding years. Upon the termination of Dr. Plachetka’s employment by us other than for cause, or by Dr. Plachetka for “good reason”, as defined in the agreement, Dr. Plachetka has the right to receive, conditioned upon his signing and not revoking a general release of claims, a severance payment in an amount equal to two times the average of the annual cash bonus awards made to Dr. Plachetka over the previous two years. In addition, Dr. Plachetka is entitled to the continuation of his base salary for a period of 24 months, and a continuation of benefits for a period of 18 months, following termination. Dr. Plachetka will also be entitled to 12 months’ acceleration of vesting of all his outstanding stock options. If, within the 24-month period following a change of control, Dr. Plachetka’s employment is terminated due to a nonrenewal by the Company of the agreement, Dr. Plachetka is entitled to receive the same severance and other benefits described above. Further, if Dr. Plachetka notifies the Company, within the 60 day period following consummation of a change of control of his intention to terminate his employment, he will be entitled to receive the same severance and other benefits described above, except that he will only be entitled to receive a severance amount equal to one times the average of the annual cash bonus awards made to him over the previous two years and the continuation of his base salary for a period of 12 months. The agreement provides for the payment of additional amounts to reimburse Dr. Plachetka for any taxes owed in the event that, subject to certain limitations specified in the agreement, any severance or other payments he receives as a result of a change of control are determined to constitute an excess parachute payment under Section 280G of the Internal Revenue Code (“Code Section 280G”).

Certain Other Named Executive Officers: We have also entered into executive employment agreements with each of Kristina M. Adomonis, Marshall E. Reese and William L. Hodges, with initial terms of either one or two years and automatic one-year renewals thereafter, at initial annual base salary amounts set forth in the agreements, which are subject in each case to performance and merit-based increases. Under the agreements, the executives are eligible to receive annual bonuses. Each agreement automatically renews for successive one-year terms after the expiration of the initial term, unless either party to the agreement terminates the agreement. If the executive’s employment is terminated by us other than for “cause”, or by the executive for “good reason,” as defined in the agreement, the executive is entitled to payment of a lump sum severance benefit equivalent to one year’s annual base salary plus the average of the executive’s annual bonus awarded over the prior two years and the continuation for one year of the executive’s employee benefits, as further described in the agreements. The same severance and other benefits are payable if the executive elects within 60 days following a change of control of POZEN to terminate his or her employment as a result of the change of control. The agreements provide for the payment to each executive of additional amounts to reimburse them for any taxes owed in the event that any other payments received by the executive as a result of a change of control are determined to constitute an excess parachute payment under Code Section 280G.

Other Change of Control Arrangements: Under the POZEN Inc. 2000 Equity Compensation Plan, as amended and restated (the “Equity Compensation Plan”), unless the Compensation Committee determines otherwise, upon a change of control, as defined in the plan, the vesting of all outstanding stock options accelerates and the options become fully exercisable, and the restrictions and conditions on all outstanding restricted stock and other similar stock-based awards lapse and such awards become fully vested, payable or exercisable, as applicable. If, as a result of the change of control, we are not the surviving corporation (or survive only as a subsidiary of another corporation), all outstanding options that are not exercised are to be assumed by, or replaced with comparable options or rights by, the surviving corporation. The Compensation Committee may also take other actions as provided in the Equity Compensation Plan. The stock options held as of December 31, 2005 by our Named Executive Officers are reflected in the table entitled “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values” included in this proxy statement. The restricted stock units held by our chairman, president and chief executive officer are reflected in the table entitled “Summary Compensation Table” included in this proxy statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is currently comprised of three independent directors. As members of the Compensation Committee, it is our responsibility to determine the most appropriate total executive compensation strategy based on POZEN’s business and business model and consistent with stockholder interests. In accordance with its charter, the Compensation Committee’s principal responsibilities include reviewing POZEN’s overall compensation philosophy and the adequacy and market competitiveness of POZEN’s compensation plans and programs, evaluating the performance of and reviewing and approving compensation for executive officers and administering POZEN’s equity-based and other incentive plans. The Compensation Committee has retained an independent compensation consultant to advise the Committee and to assist in the evaluation of compensation of POZEN’s executives, including its chief executive officer. This consultant is engaged by, and reports directly to, the Compensation Committee.

The Compensation Committee’s philosophy is to provide compensation levels that attract, retain and motivate superior quality executive management and reward performance in accordance with contributions to the achievement of POZEN’s business objectives and corporate goals. The Compensation Committee attempts to maintain compensation packages that are in overall conformance with good market practices and comparable to and competitive with the compensation packages of executives of similar companies while being consistent with individual performance.

In compensating its executive officers, POZEN relies on a combination of salary and incentives designed to reward individual and collective performance that results in the achievement of POZEN’s short-term and long-term goals. Certain traditional measures of corporate performance, such as earnings per share or sales growth, are less applicable to the performance of development stage pharmaceutical companies, such as POZEN, than to mature pharmaceutical companies or companies in other industries. As a result, in making executive compensation decisions, the Compensation Committee evaluates indicators of performance considered critical to POZEN, such as achieving milestones in the development, regulatory approval and commercialization of POZEN’s drug candidates, discovering or in-licensing and developing potential new product candidate opportunities and raising and managing the capital needed for its operations. In determining the compensation of the executive officers other than the chief executive officer, the Compensation Committee also reviews and considers input and recommendations from the chief executive officer.

The basic components of POZEN’s compensation packages for executive officers include base salary, cash bonuses, stock options and other incentive awards and benefits. Each executive officer’s compensation package contains a mix of these components. In determining compensation for the executive officers other than the chief executive officer, the Compensation Committee considers, among other factors it deems relevant, the chief executive officer’s evaluation and recommendation to the Compensation Committee concerning such executive officers.

POZEN has entered into employment agreements with certain of its executive officers, which include severance payments in the event of termination of the executive’s employment without cause, including in the event of a change of control, or termination by the executive of his or her employment under certain circumstances. See the discussion of these agreements under “Employment and Change of Control Arrangements” included in this proxy statement.

Base Salary

Base salaries for the executive officers are intended to be competitive with those of comparable positions at other companies in POZEN’s industry. The Compensation Committee reviews and approves company-wide target salary adjustment levels each year, based in part on a review of regional cost of living increases. Salary adjustments are typically awarded in December of each year and take effect January 1 of the following year. Adjustments to the executive officers’ salaries for 2005 were approved by the Compensation Committee in connection with each executive’s annual performance review and based on each executive’s individual performance.

Bonuses

Cash bonuses are awarded by the Compensation Committee to the executive officers based upon the Committee’s evaluation of the performance of each executive officer, the achievement of POZEN’s overall corporate goals and the executive’s individual goals as well as performance in his or her area of responsibility. For executive officers other than the chief executive officer, the Committee’s evaluation takes in to account, and is made in conjunction with, the recommendations of the chief executive officer. Each executive officer, including the chief executive officer, has a target bonus opportunity set by the Compensation Committee that is tied to a percentage of the executive’s annual base salary. Bonuses are generally awarded in December of each year in recognition of the achievement of goals and other contributions made by the executive during that year, although individual bonuses may be awarded during the year in special circumstances. An aggregate of $688,203 in cash bonuses was paid to our five Named Executive Officers for their performance in 2005. These awards reflected the accomplishment of corporate goals in the areas of clinical and regulatory progress related to POZEN’s product candidates, development milestones and the achievement of financial goals, as well as individual contributions, both measurable and qualitative, of each Named Executive Officer.

Stock Options and Other Incentive Awards

The Compensation Committee believes that the granting of stock options and other equity-based awards aligns the long-term interests of each executive officer with the interests of POZEN’s stockholders and motivates the individual executive officer to remain with POZEN. Grants of stock options are generally made to all employees on their date of hire based on salary level and position. All employees, including the executive officers, are eligible for subsequent discretionary option awards, including annual awards which are typically granted at the beginning of January in recognition of individual and corporate performance during the preceding year. Each executive officer has a target annual stock option award opportunity. The actual amount of the annual option grant for each executive officer is determined by the Compensation Committee based on an evaluation of corporate performance and the individual’s performance and contribution to corporate performance and to meeting POZEN’s long-term strategic goals. For executive officers other than the chief executive officer, the Compensation Committee also takes into account the recommendations of the chief executive officer in determining the amount of the grant of each such executive officer.

In recognition of the critical role of POZEN’s product candidate, Trexima, in contributing to the Company’s overall success and the importance of creating a collective employee focus on obtaining regulatory approval for Trexima, the Compensation Committee approved in January 2005 a company-wide incentive program (the “Trexima incentive program”), consisting of the grant of stock options to each employee. The options have a ten-year term and an exercise price equal to the closing price of the common stock as reported on NASDAQ on the date of grant. The options vest at the later of January 3, 2007 or the receipt of regulatory approval of Trexima in the United States (FDA approval). The options will be forfeited in full if such FDA approval does not occur prior to December 31, 2007, and 25% of each such option will be forfeited if such approval does not occur prior to June 30, 2007. The executive officers received in the aggregate 290,088 of the 506,772 total stock options granted under this program.

Due to the changes in the accounting treatment of stock options under FASB 123(R) that took effect for POZEN this year, the Compensation Committee plans to continue to critically evaluate the use of stock options and other equity-based long-term incentive compensation vehicles and may possibly modify its approach to long-term equity incentives, including the use of stock options, in the future. For example, Dr. Plachetka’s long-term incentive program under his amended and restated employment agreement described below may be awarded in the form of cash, options, restricted stock or restricted stock units or a combination thereof, as determined by the Compensation Committee.

Benefits

Benefits offered to our executive officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to our executive officers are substantially the same as those offered to all of our regular employees. Certain additional benefits provided to our chief executive officer are described below.

Compensation of Chief Executive Officer

The Compensation Committee followed its overall compensation philosophy in reviewing and approving the salary adjustment, cash bonus and long-term incentive awards during 2005 for our president and chief executive officer, Dr. John R. Plachetka. The Compensation Committee relies in part on compensation surveys of comparable companies to establish competitive compensation levels and practices for the chief executive officer. In evaluating his compensation, the Compensation Committee considers, among other factors, self assessments submitted by Dr. Plachetka. However, Dr. Plachetka is not present during the Compensation Committee’s deliberations or its determination of his compensation.

During the fiscal year ended December 31, 2005, Dr. Plachetka received a base salary of $412,969, which represented a 4% increase over his base salary in 2004. For his performance during 2005, Dr. Plachetka was awarded a $258,426 cash bonus which was paid January 2006. This bonus represented 90% of his targeted bonus opportunity and was awarded in recognition of Dr. Plachetka’s overall contributions in 2005, including in his role as the Company’s principal scientific innovator. The Compensation Committee considered a variety of factors in awarding the bonus, including Dr. Plachetka’s efforts with respect to progress in the development of POZEN’s product candidates, especially Trexima, his innovations and contributions toward clinical advancements in the Company’s other development programs and his success in adding several key personnel to further strengthen the management team.

As described above, stock options are typically granted at the beginning of January of each year in recognition of performance during the preceding year, and are based on an evaluation of both corporate and individual performance. The Compensation Committee considers a variety of factors in determining to award stock options and other long-term incentive awards, including POZEN’s long-term strategic plan, the achievement of POZEN’s corporate goals and other factors that influence increasing long-term shareholder value. As reflected in the option grant table included in this proxy statement of grants made during 2005, the Compensation Committee granted Dr. Plachetka an option to purchase 140,625 shares of POZEN’s common stock on January 3, 2005, in recognition of his efforts in 2004 in connection with POZEN’s overall growth and development. This option was granted under the Equity Compensation Plan, vests annually over four years, has a ten-year term and has an exercise price equal to the closing price of the common stock on the date of grant. Additionally, on January 3, 2005, the Compensation Committee approved the grant to Dr. Plachetka of an option to purchase 108,219 shares of common stock under the Company’s Trexima incentive program described above under the heading “Stock Options and Other Incentive Awards”. This option granted to Dr. Plachetka is subject to the same contingent vesting, forfeiture and other principal terms applicable generally to the Trexima incentive program.

In December 2005, the Compensation Committee evaluated Dr. Plachetka’s 2005 performance and his contributions during 2005 to corporate performance and to POZEN’s long-term strategic goals. On January 2, 2006, in recognition of such performance and contributions, the Compensation Committee granted Dr. Plachetka an option to purchase 168,750 shares of common stock. This option vests annually over four years on the anniversary date of the date of grant and has a term of ten years. This grant was made under the Equity Compensation Plan and has an exercise price equal to the fair market value of the common stock on the date of grant. In December 2005, the Compensation Committee also approved a 5% increase in Dr. Plachetka’s base salary in connection with its regular annual review of Dr. Plachetka. As a part of the overall terms of a new employment agreement for Dr. Plachetka entered into in March 2006, as described below, Dr. Plachetka’s base salary was further increased to $462,000, effective as of January 1, 2006.

The Compensation Committee believes, based on its evaluations, that the cash and equity compensation awarded to Dr. Plachetka as reported in this Report is fair and reasonable.

On March 14, 2006, upon the recommendation of the Compensation Committee, POZEN entered into an amended and restated employment agreement with Dr. Plachetka, pursuant to which he will continue to serve as Chairman, President and Chief Executive Officer. The agreement amends and restates an earlier employment agreement with Dr. Plachetka dated July 25, 2001. The principal terms of the agreement are described under the heading “Employment and Change of Control Arrangements” included in this proxy statement. Under the agreement, Dr. Plachetka is entitled to receive an annual base salary of not less than $462,000 effective as of January 1, 2006, an annual cash bonus with a target of 65% of his annual base salary and annual awards under a long-term incentive program with a target value in the first year of the agreement of $1,700,000, subject to annual review by the Compensation Committee. The amount of any bonus and long-term award is determined by the Compensation Committee based on performance. Under the agreement, Dr. Plachetka is entitled to additional employee benefits beyond those provided to other POZEN employees, including the payment of life and disability insurance premiums and expenses, and reimbursement of amounts incurred by him, up to a total of $45,000, for tax and estate planning, reimbursement of certain legal expenses associated with his employment agreement and the administration of a 10b5-1 trading plan. Dr. Plachetka’s employment agreement also entitles him to receive certain severance and other benefits, including in the event of a change of control.

In considering the terms of the new employment agreement, the Compensation Committee worked closely with its independent compensation consultant. The Compensation Committee commissioned an analysis and review by the consultant of compensation and benefits of chief executives in a group of comparable companies to POZEN. The Compensation Committee also relied, to the extent it deemed appropriate, on survey data of executive compensation practices in the biotech and pharmaceutical industries. The Compensation Committee’s general philosophy and approach in establishing the terms of Dr. Plachetka’s employment agreement were to be competitive with the compensation and benefits offered to chief executives in peer companies, to establish a competitive base salary and to reward performance by tying a significant portion of Dr. Plachetka’s compensation to performance, based principally on mutually agreed performance criteria to be set or reviewed annually by the Board and/or the Compensation Committee.

Deductibility under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a public company from taking a deduction for certain compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation, however, will not be subject to this deduction limit if certain requirements are met. The Compensation Committee generally seeks to structure the long-term incentive compensation granted to POZEN’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). However, the Compensation Committee may elect from time to time to make awards that may be subject to the limit and hence not deductible when it believes such awards are appropriate and in the best interests of POZEN and its stockholders.

Submitted by:

The Compensation Committee of the Board of Directors (as currently constituted)

Kenneth B. Lee, Jr., Chairman

Arthur S. Kirsch

James J. Mauzey

STOCK PERFORMANCE GRAPH

The following graph compares the yearly change in the total stockholder return on our common stock during the period from December 29, 2000 through December 31, 2005 with the total return on the Nasdaq Stock Market (U.S.) Index, the Nasdaq Biotechnology Index and the Nasdaq Pharmaceutical Index. The comparison assumes that $100 was invested on October 11, 2000 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors oversees POZEN’s financial reporting process on behalf of the Board. Management is responsible for POZEN’s disclosure controls and procedures and financial reporting process, including its system of internal control over financial reporting, and for preparing POZEN’s financial statements in accordance with accounting principles generally accepted in the United States. POZEN’s independent auditors are responsible for auditing those financial statements and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors. The Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.pozen.com.

The Audit Committee has met and held discussions with management and the independent auditors, both separately and together. Management has represented to the Audit Committee that POZEN’s audited financial statements for 2005 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

In addition, the Audit Committee has discussed with the independent auditors their independence from POZEN and its management, including the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended. Finally, the Audit Committee has discussed with POZEN’s independent auditors the overall scope and plans for their audits, the results of their examinations, their evaluations and assessment of POZEN’s internal control over financial reporting and the overall quality of POZEN’s financial reporting.

In its oversight function, the Audit Committee relies on the representations of management and the independent auditors and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal control over financial reporting, that POZEN’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of POZEN’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States, or that the independent auditors are in fact “independent.”

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that POZEN’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

Submitted by:

The Audit Committee of the Board of Directors

Bruce A. Tomason, Chairman

Arthur S. Kirsch

Kenneth B. Lee, Jr.

AUDIT AND OTHER FEES

The following table summarizes the aggregate fees billed for professional services rendered to us by Ernst & Young LLP, our registered independent public accounting firm, in fiscal years 2004 and 2005. A description of these fees and services follows the table.

	2004	2005
Audit Fees	$223,000	$267,000
Audit Related Fees	$7,000	$47,000
Tax Fees	$48,000	$58,000
All Other Fees	—	—

Total	$278,000	$372,000

Audit Fees. Fees for audit services included fees associated with the annual audit and the reviews of POZEN’s quarterly reports on Form 10-Q.

Audit-Related Fees. Fees for audit-related services consisted of fees associated with the Form S-3 registration statement filed by POZEN with the SEC, accounting consultations in connection with POZEN’s internal controls implementation project, consulting related to compliance issues arising under the Sarbanes-Oxley Act of 2002 and related regulations, and revenue recognition determinations.

Tax Fees. Approximately $39,000 of the fees for tax services in 2005 related to tax analysis related to POZEN’s use of its operating losses and various revenue rulings, $14,000 related to tax compliance and the balance related to fees for tax return preparation and tax planning services provided to Dr. John R. Plachetka, our Chairman, President and Chief Executive Officer, and paid by POZEN pursuant to Dr. Plachetka’s employment agreement. For 2004, the tax fees totaled approximately $48,000, of which approximately $30,000 related to tax analysis related to POZEN’s use of restricted stock units and to POZEN’s use of its operating losses, $13,000 related to tax compliance and the balance related to fees for tax return preparation and tax planning services provided to Dr. Plachetka pursuant to Dr. Plachetka’s employment agreement.

All Other Fees. There were no fees for the category “All Other Services” in 2005 and 2004.

The Audit Committee has considered whether the provision of these services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young. Further, all of the services provided by Ernst & Young in 2005 and 2004 were approved in advance in accordance with the Audit Committee’s pre-approval policies and procedures described below. The Audit Committee did not rely on the waiver of pre-approval procedures permitted with respect to de minimus non-audit services under the applicable rules of the SEC for its approval of any of the services provided by Ernst & Young LLP in 2005 and 2004.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services to be provided by our independent auditors. Under these policies and procedures, the Audit Committee approves in advance the provision of services and fees for such services that are specifically identified in the independent auditor’s annual engagement letter for the audits and reviews, in management’s annual budget relating to services to be provided by the independent auditors and any amendments to the annual budget reflecting additional services to be provided by or higher fees of the independent auditors. All other services to be provided by the independent auditors are pre-approved by the Audit Committee as they arise. The Chairman of the Audit Committee has been delegated authority to pre-approve services in accordance with these policies and procedures. The Chairman is to report any such approval of services to the Audit Committee at its next meeting. The Audit Committee considers, among other things, whether the provision of such audit or non-audit services is consistent with applicable regulations regarding maintaining auditor independence, whether the provision of such services would impair the independent auditors’ independence and whether the independent auditors are best positioned to provide the most effective and efficient service.

PROPOSAL No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the registered independent public accounting firm of Ernst & Young LLP as the independent auditors to examine POZEN’s financial statements for the fiscal year ending December 31, 2006 and has recommended to the Board of Directors that such appointment be submitted to our stockholders for ratification. Ernst & Young LLP has served as our independent auditors since 1997. Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from those attending the meeting.

Although stockholder ratification of the appointment of our independent auditors is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, then our Audit Committee will reconsider whether or not to retain that firm.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the proposal to ratify the appointment of our independent auditors.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

See “Compensation of our Directors and Executive Officers” above for a discussion of director compensation, executive compensation and employment agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers and persons who own more than 10% of our outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership in our common stock and other equity securities. Specific due dates for these records have been established, and we are required to report in this proxy statement any failure in 2005 to file by these dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended December 31, 2005.

CERTAIN DEADLINES FOR THE 2007 ANNUAL MEETING

Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy relating to our 2007 Annual Meeting must be received by us no later than the close of business on December 13, 2006. If we do not receive notice of any non-Rule 14a-8 matter that a stockholder wishes to raise at the Annual Meeting in 2007 by March 1, 2007, the proxy holders will retain discretionary authority to vote proxies on any such matter if it is raised at the 2007 Annual Meeting.

In order for a stockholder to nominate a person for election to the Board or bring other business before the 2007 annual meeting of stockholders, the stockholder must comply with the advance notice provisions of our bylaws, which require that the stockholder deliver written notice to the Secretary and comply with the other requirements set forth in the bylaws. In the case of stockholder nominations, we must receive this notice not less than 90 days prior to the meeting date as originally scheduled. In the case of any other business, we must receive the notice not less than 60 or more than 90 days prior to the meeting date as originally scheduled. If we give stockholders less than 70 days notice or prior public disclosure of the date of the annual meeting, the stockholder must deliver the Secretary notice that must be received or mailed or delivered not later than the close of business on the 10th day following the date on which we gave notice or made public disclosure of the date of the annual meeting to either make a nomination or bring other business before the meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. This year, some banks, brokers or other nominee record holders may be “householding” our proxy materials. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household unless contrary instructions have been received by the broker, bank or nominee from you. If you would like to receive a separate proxy statement and annual report, we will promptly send you additional copies if you call or write our investor relations department at our offices located at 1414 Raleigh Road, Suite 400, Chapel Hill, North Carolina 27517; telephone (919) 913-1030. If you are a beneficial owner, you can request additional copies of the proxy statement and annual report, or you can request a change in your householding status, by notifying your broker, bank or nominee.

OTHER MATTERS

The Board does not know of any matters to be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders that accompanies this proxy statement. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

To the extent that information contained in this proxy statement is within the knowledge of persons other than our management, we have relied on such persons for the accuracy and completeness thereof.

Our annual report on Form 10-K is available in the “Investors” section of our website at www.pozen.com. Alternatively, upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, we will mail, at no charge to the stockholder, a copy of our annual report on Form 10-K, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for POZEN’s most recent fiscal year. Requests from beneficial owners of our voting securities must set forth a good faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting. Written requests for such report should be directed to:

Investor Relations

POZEN Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, North Carolina 27517

If you would like us to send you a copy of the exhibits listed on the exhibit index of the annual report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

You are asked to advise us if you intend to attend the Annual Meeting. For directions to the Annual Meeting, please call Stephanie Bonestell at POZEN at (919) 913-1030.

You are urged to complete, sign, date and return your proxy card promptly to make certain your shares will be voted at the Annual Meeting. Also, the proxy card contains instructions for record holders who want to vote their shares via the Internet. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

/s/ Helga L. Leftwich
Helga L. Leftwich Secretary

Dated: April 12, 2006

DETACH HERE

POZEN Inc.

COMMON STOCK

[LOGO OF POZEN Inc.]	PROXY CARD

This Proxy is Solicited on Behalf of the Board of Directors for the

Annual Meeting of Stockholders on May 16, 2006.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD.

PROXY

The undersigned, revoking all prior proxies, hereby appoints William L. Hodges and John E. Barnhardt, and each of them, with full power of substitution, proxies to appear on behalf of the undersigned and to vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at 1414 Raleigh Road, Suite 210, Chapel Hill, North Carolina 27517, on Tuesday, May 16, 2006 at 9:00 a.m. local time, and at any adjournments thereof, subject to any directions indicated on the reverse side of this card, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 12, 2006, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

If this Proxy is properly executed and returned, and not revoked, the shares it represents will be voted at the meeting in accordance with the choices specified on this proxy card. If no choice is specified, the shares will be voted by the proxies FOR the election of the three nominees for the Board of Directors listed in Proposal 1, FOR Proposal 2, and at their discretion on any other matter that may properly come before the meeting.

SEE REVERSE SIDE	SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	To elect the following nominees to serve as Class III Directors:

John R. Plachetka      Peter J. Wise      James J. Mauzey

☐FOR ALL         ☐WITHHOLD ALL         ☐FOR ALL EXCEPT

TO WITHHOLD AUTHORITY TO VOTE, MARK “FOR ALL EXCEPT” AND WRITE THE NOMINEE’S NAME ON THE LINE BELOW:

2.	To ratify the selection of Ernst & Young LLP as the registered independent public accountants of the Company for the Company’s fiscal year ending December 31, 2006.

☐FOR ☐AGAINST ☐ABSTAIN	Date: , 2006

Signature

Signature (if jointly held)

Please sign and return this Proxy Card so that your shares can be represented at the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you vote by ballot, such vote will supersede this proxy.

☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

PLEASE RETURN THIS CARD PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR OTHERWISE TO STOCKTRANS, INC., 44 WEST LANCASTER AVE, ARDMORE, PA 19003, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF TWO WAYS

1.	VOTE BY INTERNET:
Log-on to www.votestock.com
Enter your control number printed below
Vote your proxy by checking the appropriate boxes
Click on “Accept Vote”

OR

2.	VOTE BY MAIL: If you do not wish to vote over the internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

You may vote by Internet 24 hours a day, 7 days a week. Your Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.